Exhibit 7.1

                              INVESTMENT AGREEMENT
                                 BY AND BETWEEN
                            CHATEAU COMMUNITIES, INC.
                                       and
                     WINDSOR REAL ESTATE INVESTMENT TRUST 8
                           DATED AS OF MARCH 30, 1998











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                                TABLE OF CONTENTS

                                                                            Page

SECTION 1


         1.1 Issuance and Sale of Common Shares and Promissory Notes..........1


         1.2 The Closing......................................................1


SECTION 2


         2.1 Organization and Standing; Power and Authority...................2


         2.2 Subsidiaries.....................................................2


         2.3 Capitalization...................................................2


         2.4 Authorization....................................................2


         2.5 Absence of Changes...............................................2


         2.6 Litigation; Orders...............................................2


         2.7 Compliance with Laws; Permits....................................3


         2.8 Taxes............................................................3


         2.9 Consents.........................................................3


SECTION 3


         3.1 Experience.......................................................3


         3.2 Investment.......................................................3


         3.3 Restrictions on Resale...........................................3


         3.4 Access to Data...................................................4


         3.5 Authorization....................................................4


         3.6 No Brokers.......................................................4


         3.7 Accredited Status................................................4


         3.8 No Conflicts.....................................................4


SECTION 4


         4.1 Representations and Warranties Correct...........................4


         4.2 Covenants........................................................4


SECTION 5


         5.1 Representations..................................................4


         5.2 Compliance with State Securities Laws............................5

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SECTION 6


         6.1 Further Assurances...............................................5


SECTION 7


         7.1 Restrictions on Transferability..................................5


         7.2 Restrictive Legend...............................................5


SECTION 8


         8.1 General Provisions...............................................5


         8.2 Survival.........................................................5


         8.3 Notices..........................................................6


         8.4 Assignment; Binding Effect; Benefit..............................6


         8.5 Entire Agreement.................................................6


         8.6 Amendment........................................................6


         8.7 Governing Law....................................................6


         8.8 Counterparts.....................................................7


         8.9 Headings.........................................................7


         8.10 Interpretation..................................................7


         8.11 Waivers.........................................................7


         8.12 Severability....................................................7


         8.13 Enforcement of Agreement........................................7

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                              INVESTMENT AGREEMENT


         Investment Agreement dated as of March 30, 1998, by and between Chateau Communities, Inc., a Maryland corporation ("Chateau"), and Windsor Real Estate Investment Trust 8, an unincorporated California business trust (the "Trust").


                               W I T N E S S E T H


         WHEREAS, the Trustees believe it is in the best interests of the Trust to acquire a 627-site manufactured home community in Montgomery, Alabama for a purchase price of approximately $5.5 million (the "Montgomery Property");


         WHEREAS, the Trustees believe it is in the best interests of the Trust that Chateau make an investment in the Trust of $5.5 million in cash, to enable the Trust to acquire the Montgomery Property (the "Chateau Investment");


         WHEREAS, Chateau desires to make the Chateau Investment, in accordance with the terms of, and subject to the conditions of, this Agreement; and


         WHEREAS, the Chateau Investment, and this Agreement, have been approved by the Trustees, including the Independent Trustees, in accordance with the Declaration of Trust of the Trust;


         ACCORDINGLY, the parties hereto, intending to be legally bound hereby agree as follows:


                                    SECTION 1

             ISSUANCE AND SALE OF COMMON SHARES AND PROMISSORY NOTES

         1.1 Issuance and Sale of Common Shares and Promissory Notes. Subject to the terms and conditions hereof, the Chateau pay to the Trust at the Closing $5.5 million in cash (the "Purchase Price") in consideration of the receipt by Chateau within 90 days of the Closing, and the issuance by the Trust, of (i) such number of common shares of beneficial interest, par value $.01, of the Trust (the "Common Shares"), for a purchase price of $25 per share, as the Trustees may determine in their discretion, (ii) a secured promissory note in the form of Exhibit A hereto, and (iii) an unsecured promissory note in the form of Exhibit B hereto (together, the "Promissory Notes"), with an aggregate principal amount equal to (a) the Purchase Price, minus (b) an amount which equals the aggregate purchase price of the Common Shares issued pursuant to (i) above.


         1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Investment hereunder (the "Closing") shall be held at the offices of Rogers & Wells, LLP, 200 Park Avenue, New York, NY 10166 at 10:00 A.M., local time on March 31, 1998, or at such other time and place upon which the Trust and Chateau shall agree (the date of the Closing is hereinafter referred to as the "Closing Date").


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                                    SECTION 2

                   REPRESENTATIONS AND WARRANTIES OF THE TRUST

         The Trust represents and warrants to Chateau as follows:

         2.1 Organization and Standing; Power and Authority. The Trust is an unincorporated business trust, duly organized and existing under the laws of the State of California and is in good standing under such laws. The Company has the requisite power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Trust has the requisite legal and trust power and authority to execute and deliver this Agreement, to sell and issue the Common Shares and issue to the Promissory Notes and to carry out and perform its obligations under this Agreement.


         2.2 Subsidiaries. The Trust has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.


         2.3 Capitalization. There are [100,169] issued and outstanding Common Shares, and 98,073 issued and outstanding preferred shares of beneficial interest, par value $.01 per share. The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. Except as provided in this Agreement, there are no outstanding options, warrants or other rights to purchase any of the Trust authorized and unissued shares.


         2.4 Authorization. All trust action on the part of the Trust, its Trustees and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Trust, the authorization, sale, issuance and delivery of the Common Shares and the Promissory Notes and the performance of all of the Trust's obligations hereunder required or contemplated to be taken at or prior to the Closing, has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Trust, shall constitute a valid and binding obligation of the Trust, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally. The Common Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and the shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof through no action of the Trust, provided, however, that the shares will be subject to restrictions on transfer under state and/or federal securities laws as set forth herein.


         2.5 Absence of Changes. Since December 31, 1998, there has not been any material adverse change in the financial condition, results of operations, assets or liabilities of the Trust or any event or condition which could reasonably be expected to have such a material adverse change.


         2.6 Litigation; Orders. There is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity or by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to the best

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knowledge of the Trust, threatened against the Trust, or material property owned by the Trust or the business of the Trust. The Trust is not subject to any order, writ, injunction or decree of any court of any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality.


         2.7 Compliance with Laws; Permits. To the Trust's knowledge,  the Trust
(a) has complied in all material respects with all federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders applicable to the Trust and its business and (b) has all federal, state, local and foreign governmental licenses, permits and qualifications material to and necessary in the conduct of its business as currently conducted, such licenses, permits and qualifications are in full force and effect, and no violations have been recorded in respect of any such licenses, permits and qualifications, and no proceeding is pending or, to the best knowledge of the Trust, threatened to revoke or limit any such license, permit or qualification.


         2.8 Taxes. The Trust has filed all tax returns required by law to have been filed by it at the time of the Closing and has paid all taxes required to be paid by it including, without limitation, any tax levied upon any of its properties, assets, income or franchises, which are due and payable prior to or at the time of the Closing. All amounts required to be collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted.


         2.9 Consents. No permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Trust of this Agreement, the consummation by the Trust of the transactions contemplated hereby, or the issuance, sale or delivery of the Common Shares or Promissory Notes to be issued hereunder (other than such notifications or filings required under applicable state securities laws, if any, which shall be made on a timely basis).

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         Chateau  hereby  represents,  warrants  and  covenants  to the Trust as follows:


         3.1 Experience. Chateau has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Trust, and other securities transactions such that it is capable of evaluating the merits and risks of its investment in the Trust and has the capacity to protect his own interests.


         3.2 Investment. Chateau is acquiring all the shares to be issued pursuant to this Agreement for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Chateau understands that the shares have not been, and will not be,  registered  under  the  Securities  Act by  reason  of a  specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor's representations as expressed herein.


         3.3 Restrictions on Resale. Chateau acknowledges that the shares must be held indefinitely unless subsequently registered under the Securities Act or unless all exemption from such registration is available.


         3.4 Access to Data. Chateau has had an opportunity to discuss the Trust's business, management and financial affairs with the Trust's management and has had the opportunity to review the Trust's record books, agreements and other documents. Chateau has also had an opportunity to ask questions of officers of the Trust, which questions were answered to its satisfaction. Chateau understands that such discussions, as well as any written information issued by the Trust, were intended to describe certain aspects of the Trust's business and prospects but were not a thorough or exhaustive description.


         3.5 Authorization. This Agreement when executed and delivered by Chateau will constitute a valid and legally binding obligation of Chateau, enforceable in accordance with its terms.


         3.6 No Brokers. Chateau has not employed any broker or finder in connection with the transactions contemplated by this Agreement.


         3.7 Accredited Status. Chateau is an "Accredited Investor" (as defined in Rule 501(a) under the Securities Act).


         3.8 No Conflicts. The execution, delivery and performance by Chateau of this Agreement and the consummation by Chateau of the transactions contemplated hereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Chateau.


                                    SECTION 4

                         CHATEAU'S CONDITIONS TO CLOSING

         Chateau's obligations to close are subject to the fulfillment of the following conditions:


         4.1 Representations and Warranties Correct. The representations and warranties made by the Trust in Section 2 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.


         4.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Trust on or prior to the Closing Date shall have been performed or complied with in all material respects.


                                    SECTION 5

                          TRUST'S CONDITIONS TO CLOSING

         The Trust's obligation to sell and issue the Common Shares and the Promissory Notes, and to consummate the transactions contemplated by this Agreement, is, at the option of the Trust, subject to the fulfillment as of the Closing Date of the following conditions:


         5.1 Representations. The representations made by Chateau in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.
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         5.2  Compliance  with  State  Securities  Laws.  The Trust  shall  have obtained all permits and qualifications required by any state for the offer and sale of the Common Shares and Promissory Notes or shall have the availability of exemptions therefrom.


                                    SECTION 6

                 AFFIRMATIVE COVENANTS OF THE TRUST AND CHATEAU


         6.1 Further Assurances. The parties hereto hereby agree to execute and deliver such further documents and instruments and do such other acts and things as may be necessary or appropriate in order to fully effect the intents and purposes of this Agreement.


                                    SECTION 7

                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
                         COMPLIANCE WITH SECURITIES ACT

         7.1 Restrictions on Transferability. The shares issued to Chateau pursuant to the Agreement shall not be sold, assigned, transferred or pledged by Chateau except upon satisfaction of the conditions specified in this Section 7, which conditions are intended to ensure compliance with the provisions of the Securities Act. Chateau shall cause any proposed purchaser, assignee, transferee, or pledgee of the shares held by Chateau to agree to take and hold such securities subject to the provisions and conditions of this Section 7.


         7.2 Restrictive Legend. Each certificate representing (i) the Common Shares, and (ii) any other securities issued pursuant to this Agreement or in respect of the Common Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):


     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD,
     OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR THE AVAILABILITY OF AN EXCEPTION FROM SUCH REGISTRATION REQUIREMENTS.

         Chateau consents to the Trust making a notation on its records and giving instructions to any transfer agent of the shares in order to implement the restrictions on transfer established in this Section 7.


                                    SECTION 8

                                  MISCELLANEOUS

         8.1      General Provisions.

         8.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Trust and Chateau and the closing of the transactions contemplated hereby.

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


         8.3 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


         If to the Trust, to it at :

         6430 South Quebec Street
         Englewood, CO 80111

         With a copy to:

         Rogers & Wells LLP
         200 Park Avenue
         New York, NY 10166
         Attention:  Jay L. Bernstein, Esq.

         If to Chateau, to it at:

         6430 South Quebec Street
         Englewood, CO 80111

         With a copy to:

         Rogers & Wells LLP
         200 Park Avenue
         New York, NY 10166
         Attention:  Jay L. Bernstein, Esq.

     or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         8.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.


         8.5 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.


         8.6 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed by or on behalf of each of the parties hereto.


         8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws.

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         8.8 Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.


         8.9 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.


         8.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.


         8.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.


         8.12 Severability. Any term or provision in this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


         8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions.


         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.


                                                     CHATEAU COMMUNITIES, INC.


                                                     By:______________________
                                                     Name:  Gary P. McDaniel
                                                     Title: President


                                                     WINDSOR REAL ESTATE
                                                       INVESTMENT TRUST 8

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                                                     By:______________________
                                                     Name:  Gary P. McDaniel
                                                     Title: Trustee


                                                     By:______________________
                                                     Name:  Kenneth G. Pinder
                                                     Title: Trustee


                                                     By:______________________
                                                     Name:  Richard B. Ray
                                                     Title: Trustee


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